Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President — Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 21, 2006
CLARCOR REPORTS SECOND QUARTER 2006 RESULTS
Unaudited Fiscal Second Quarter and Six Months 2006 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%	Six Months Ended		%
	6/3/06	5/28/05	Change	6/3/06	5/28/05	Change

Net Sales	$227,076	$219,786	3.3	$440,259	$416,047	5.8
Operating Profit	$26,221	$27,553	(4.8)	$52,094	$48,633	7.1
Net Earnings	$16,805	$17,346	(3.1)	$33,006	$30,500	8.2
Diluted Earnings Per Share	$0.32	$0.33	(3.0)	$0.63	$0.58	8.6

Second Quarter and Six Months 2006 Operating Review
          FRANKLIN, TN, June 21, 2006 — CLARCOR Inc. (NYSE: CLC) reported today that second quarter 2006 sales increased by 3% and operating profit declined by 5% compared to the same quarter in 2005. Second quarter 2006 net earnings and earnings per share decreased by 3% compared to the same period in 2005.
Operating profit for the quarter was impacted by two items, both affecting the Industrial/Environmental segment. First, a $3 million charge was recorded arising from a refusal by a customer to pay for products which the customer had ordered and used. CLARCOR also recorded a $400 thousand charge to reflect the costs to restructure a European manufacturing operation. Excluding those charges, operating profit rose 7.1% for the second quarter of 2006 and operating margins improved to 13.0% from 12.5% in the second quarter of 2005.
Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “Most of our operating units reported strong results for the second quarter, but overall we were affected by two items, one of which was completely unexpected. As we noted in a press release two weeks ago, a customer has refused to pay for products which the customer had specifically ordered and used. We have initiated legal proceedings and we are seeking recovery for the unpaid amounts and for inventories we had manufactured or acquired specifically for this customer.
“Over the last several years, we have worked towards improving the operating results of our Industrial/Environmental segment. Though we have made significant progress and operating margins have increased over this period, margins have not improved as quickly as we expected. We now believe that we need to be much more aggressive in our restructuring efforts. Therefore, we recorded a charge of $400 thousand in this quarter to merge two manufacturing facilities and expect that annual savings from this restructuring will be approximately $1.5 million beginning in fiscal 2007. We will record further charges later this year to recognize additional costs we will incur in rationalizing more facilities. Our goal is to reach at least a 10% operating margin in our $400 million Industrial/Environmental segment. We expect to complete our analysis and finalize the details of our plans during the next few months and expect to provide further information in a press release during our third fiscal quarter.

“Engine/Mobile Filtration sales rose by over 8% from last year’s second quarter, and operating profit improved by 14%. Sales to most markets and channels were strong in the second quarter of 2006, including sales of heavy-duty and railroad filtration products. Sales were driven by continuing strong growth in aftermarket filter distribution, but we also experienced good demand in direct sales to OEM markets and sales to other filter companies. Operating margins in the quarter improved from 20.9% last year to 22.1% this year. Demand, both domestic and international, continues to be good so far in our third quarter, and we expect our Engine/Mobile segment will finish 2006 in a similar manner to the first six months, with increased sales and operating margins compared to 2005.
“Second quarter sales in our Industrial/Environmental Filtration segment were down 3% from 2005. Sales in the second quarter include $3.6 million from acquisitions completed in the last half of 2005 or earlier this year. While certain markets showed strong growth, particularly dust collector cartridges, rainwater run-off systems, hydraulic fluid filtration systems and aerospace filtration products, other markets were weak, particularly oil and gas and HVAC filter sales. The loss late last year of $11 million in annual sales to a customer who decided to begin manufacturing certain HVAC filter products outside the United States affected our second quarter results. I should point out that we still sell this customer over $20 million of filters annually. Further, we are currently in discussions for a long-term sales contract with this company. We have also terminated the contract with the customer I noted earlier that had refused to pay us. This customer had purchased $10 million annually of mostly HVAC filters, and the termination of this contract also affected second quarter sales.
“As I noted, our goal for our Industrial/Environmental segment is to reach an overall 10% operating margin as quickly as possible. Several of our operations within this segment have already exceeded this goal, but there are others which have not yet reached 10%. We plan to start a more aggressive restructuring plan which will primarily involve rationalizing and relocating production facilities. We also plan to eliminate certain unprofitable product lines and stop selling to certain customers where our margins are unacceptable. We plan to begin these efforts during the second half of 2006 after we have completed our analysis and planning and have received approval from our Board of Directors.
“Packaging segment sales improved by 12% this quarter compared to last year, and operating profit increased by 29%. Operating margins increased to 10.0% this quarter from 8.7% in the second quarter last year. Margin improvement was driven primarily by sales of higher margin products and cost reduction initiatives implemented over the last several years. Sales of both metal and plastic packaging products increased during the quarter. This segment’s sales have become much less seasonal over the last few years as its sales mix has changed from promotional products sold largely in the last half of the year to products sold on a continual basis throughout the year. We anticipate further growth in the second half of 2006 and continued margin improvement compared to 2005.

“There was little change in other income compared to last year’s second quarter. Our tax rate was approximately 35.5% compared to 36.3% last year. We expect our tax rate to stay between 35.5% and 36.0% for the rest of 2006. Fluctuations in currencies had little impact on operating results for the quarter. We also finalized the acquisition of the remaining 20% of our Baldwin Filters joint venture in South Africa, which is now completely owned by CLARCOR.
“Capital expenditures were $7 million for the six-month period just ended compared to $11 million in the six-month period a year earlier. We expect capital spending will significantly increase during the second half of the year and will total $25 million to $30 million for 2006 compared to $24 million in 2005. Similar to last year, we are continuing to invest this year in new technologies, particularly new filter media development; new product development such as a new line of mobile hydraulic filters which we recently introduced to the market; and productivity improvement projects in all our operating segments. Later this year, we will move our Weifang, China manufacturing plant to a new location which will double its size and production capacity. Also, our recently completed aviation fuel filter testing center in Greensboro, North Carolina is in its final stages of testing and is expected to be operational in the third quarter.
“Cash flow continues to be strong. Though cash from operations declined to $19 million in the 2006 six-month period from $38 million last year, this is because, under accounting rules, we are required to present the purchase of short-term investments as a use of cash and a reduction of cash from operating activities. Cash, cash investments and short-term investments rose to $54 million from $29 million at year-end. Our investments are in auction rate securities and variable rate notes that are all rated AA or higher.
“We did not repurchase any of our common stock during the second quarter. Our remaining share repurchase authorization is approximately $139 million and we will continue to review additional share repurchases based upon internal capital needs, acquisition opportunities and the price of our stock. We are actively evaluating a number of acquisition opportunities, and hope to complete several later this year.
“Based on our first half results and current backlog, we expect 2006 sales to grow by approximately 5.5% from 2005. We also expect diluted earnings per share for 2006 to be $1.50 to $1.58. Our earnings per share estimate includes the two second quarter charges described above which amount to approximately $0.04 per share, but does not include any costs or benefits from our 2006 second half restructuring plans. This estimate also includes the impact of stock option expense which will be approximately $0.03 per share for all of 2006. Despite the second quarter charges, we remain confident that CLARCOR will have a record 2006 and post its 14th consecutive year of increased sales and earnings.”

CLARCOR will be holding a conference call to discuss its second quarter and six-month results at 10:00 a.m. CST on June 22, 2006. Interested parties can listen to the conference call at or www.viavid.com. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing confirmation code 6546222. The replay will be available through June 29, 2006 by telephone and for 30 days on the Internet.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release, other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, earnings, earnings per share and other financial performance measures, as well as management’s short-term and long-term performance goals; statements relating to the anticipated affects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company’s business and growth strategies; statements related to litigation in which the Company is presently or may become engaged; statements regarding anticipated results of the Company’s intended restructuring of certain operations and rationalization of facilities; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2005 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.
TABLES FOLLOW

CLARCOR 2006 UNAUDITED SECOND QUARTER RESULTS cont’d.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Second Quarter		Six Months
For periods ended June 3, 2006 and May 28, 2005	2006	2005	2006	2005

Net sales	$227,076	$219,786	$440,259	$416,047
Cost of sales	159,959	153,700	309,368	292,942

Gross profit	67,117	66,086	130,891	123,105
Selling and administrative expenses	40,896	38,533	78,797	74,472

Operating profit	26,221	27,553	52,094	48,633
Other income (expense)	65	(95)	24	(407)

Earnings before income taxes and minority interests	26,286	27,458	52,118	48,226
Income taxes	9,332	9,973	18,852	17,509

Earnings before minority interests	16,954	17,485	33,266	30,717
Minority interests in earnings of subsidiaries	(149)	(139)	(260)	(217)

Net earnings	$16,805	$17,346	$33,006	$30,500

Net earnings per common share:
Basic	$0.32	$0.34	$0.64	$0.59

Diluted	$0.32	$0.33	$0.63	$0.58

Average shares outstanding:
Basic	52,006,685	51,631,794	51,902,894	51,528,689
Diluted	52,817,895	52,418,831	52,629,923	52,316,801
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 3,	December 3,
	2006	2005

Assets
Current assets:
Cash and cash investments	$25,936	$18,502
Short-term investments	27,850	10,400
Accounts receivable, net	150,970	152,755
Inventories	124,340	117,508
Other	24,894	25,768

Total current assets	353,990	324,933
Plant assets, net	146,686	149,505
Acquired intangibles, net	170,341	168,176
Pension assets	22,401	22,069
Other assets	11,673	10,589

	$705,091	$675,272

Liabilities
Current liabilities:
Current portion of long-term debt	$223	$233
Accounts payable and accrued liabilities	102,543	108,693
Income taxes	10,910	12,544

Total current liabilities	113,676	121,470
Long-term debt	15,985	16,009
Long-term pension liabilities	18,798	16,287
Other liabilities	37,075	38,673

	185,534	192,439
Shareholders’ Equity	519,557	482,833

	$705,091	$675,272

SUMMARY CASH FLOWS
(Dollars in thousands)

	Six Months
	2006	2005

From Operating Activities
Net earnings	$33,006	$30,500
Depreciation	10,846	10,336
Amortization	1,079	630
Stock compensation expense	1,422	446
Excess tax benefits from stock compensation	(2,992)	—
Changes in assets and liabilities	(24,993)	(4,344)
Other, net	159	118

Total provided (used) by operating activities	18,527	37,686

From Investing Activities
Plant asset additions	(7,358)	(10,562)
Business acquisitions	(5,241)	(3,508)
Other, net	471	614

Total provided (used) by investing activities	(12,128)	(13,456)

From Financing Activities
Net payments under line of credit	—	(7,500)
Payments on long-term debt	(372)	(830)
Cash dividends paid	(7,016)	(6,577)
Excess tax benefits from stock compensation	2,992	—
Other, net	4,483	(5,679)

Total provided (used) by financing activities	87	(20,586)

Effect of exchange rate changes on cash	948	(264)

Change in Cash and Cash Investments	$7,434	$3,380

CLARCOR 2006 UNAUDITED SECOND QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2006
	Quarter	Quarter
	Ended	Ended	Six
	March 4	June 3	Months
Net sales by segment:
Engine/Mobile Filtration	$91,032	$101,429	$192,461
Industrial/Environmental Filtration	102,656	103,866	206,522
Packaging	19,495	21,781	41,276

	$213,183	$227,076	$440,259

Operating profit by segment:
Engine/Mobile Filtration	$19,073	$22,446	$41,519
Industrial/Environmental Filtration	5,485	1,594	7,079
Packaging	1,315	2,181	3,496

	$25,873	$26,221	$52,094

Operating margin by segment:
Engine/Mobile Filtration	21.0%	22.1%	21.6%
Industrial/Environmental Filtration	5.3%	1.5%	3.4%
Packaging	6.7%	10.0%	8.5%

	12.1%	11.5%	11.8%

	2005
	Quarter	Quarter
	Ended	Ended	Six
	February 26	May 28	Months
Net sales by segment:
Engine/Mobile Filtration	$83,129	$93,722	$176,851
Industrial/Environmental Filtration	97,198	106,668	203,866
Packaging	15,934	19,396	35,330

	$196,261	$219,786	$416,047

Operating profit by segment:
Engine/Mobile Filtration	$16,778	$19,629	$36,407
Industrial/Environmental Filtration	3,969	6,234	10,203
Packaging	333	1,690	2,023

	$21,080	$27,553	$48,633

Operating margin by segment:
Engine/Mobile Filtration	20.2%	20.9%	20.6%
Industrial/Environmental Filtration	4.1%	5.8%	5.0%
Packaging	2.1%	8.7%	5.7%

	10.7%	12.5%	11.7%

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